THE GABELLI HEALTHCARE & WELLNESSRx TRUST N-2/A

Exhibit (a)(vi)

THE GABELLI HEALTHCARE & WELLNESSRx TRUST

AMENDMENT NO. 1 TO

STATEMENT OF PREFERENCES OF

4.00% SERIES E CUMULATIVE PREFERRED SHARES

(THE “STATEMENT OF PREFERENCES”)

The undersigned officer of The Gabelli Healthcare & WellnessRx Trust (the “Trust”), a Delaware statutory trust, hereby certifies as follows:

1.         The Board of Trustees of the Trust has adopted resolutions to amend the Statement of Preferences as follows:

a.	The Statement of Preferences is hereby amended by deleting the title of the Statement of Preference in its entirety and replacing it with the following as of February 12, 2024:

THE GABELLI HEALTHCARE & WELLNESSRx TRUST

STATEMENT OF PREFERENCES

OF

5.20% SERIES E CUMULATIVE PREFERRED SHARES

b.	The Statement of Preferences of the Trust is hereby amended by deleting the recitals in their entirety and replacing them with the following as of February 12, 2024:

FIRST: The Board of Trustees of the Fund (the “Board of Trustees”), at a meeting duly convened and held on August 17, 2021, pursuant to authority expressly vested in it by Article V of the Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund, par value $0.001 per share, and delegated the designation and issuance of such shares to a pricing committee (the “Pricing Committee”) at such times and in such amounts and on such terms and conditions as the Pricing Committee should determine.

SECOND: The Pricing Committee, at a meeting duly convened and held on October 15, 2021, pursuant to the authority granted it by the Board of Trustees at its August 17, 2021 meeting, approved the designation and issuance by the Fund of up to 4,000,000 shares of 4.00% Series E Cumulative Preferred Shares.

THIRD: The Board of Trustees, at a meeting duly convened and held on February 12, 2024, approved the change of the rate of the Series E Preferred Shares from

4.00% per annum to 5.20% per annum.

FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the 5.20% Series E Cumulative Preferred Shares, par value $0.001 per share, as set by the Pricing Committee and the Board of Trustees, are as follows:

DESIGNATION

Series E Preferred Shares: A series of 4,000,000 preferred shares, par value $0.001 per share, liquidation preference $10.00 per share, is hereby designated “5.20% Series E Cumulative Preferred Shares” (the “Series E Preferred Shares”). Each share of Series E Preferred Shares may be issued on a date to be determined by the Board of Trustees; and has such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Fund, as are set forth in this Statement of Preferences. The Series E Preferred Shares shall constitute a separate series of Preferred Shares.

FIFTH: This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series E Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the Holders of the Series E Preferred Shares under the Declaration of Trust, as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration of Trust with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration of Trust shall control as to the Fund generally and the rights, powers, preferences and privileges of the other shareholders of the Fund.

c.	The Statement of Preferences is hereby amended by deleting the definition of “Series E Preferred Shares” and replacing it with the following definition as of February 12, 2024:

“Series E Preferred Shares” means the 5.20% Series E Cumulative Preferred Shares, par value $0.001 per share, of the Fund.

d.	The Statement of Preferences of the Trust is hereby amended by deleting Section 2(a) in its entirety and replacing it with the following as of February 12, 2024:

2. Dividends and Distributions.

(a) The holders of Series E Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each Dividend Period at the rate of 5.20% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series E Preferred Shares and no more, and payable quarterly on March 26, June 26, September 26, and December 26 in each year (each, a “Dividend Payment Date”) commencing on December 26, 2021 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series E Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series E Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series E Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series E Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series E Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

e.	The Statement of Preferences of the Trust is hereby amended by deleting Section 4(c) in its entirety and replacing it with the following as of May 15, 2024:

4. Redemptions and Puts.

(c) Puts.

The Fund will accept for redemption all or any part of the outstanding Series E Preferred Shares that holders have properly submitted for redemption during the 60-day period prior to each of June 26, 2024, December 26, 2024, and June 26, 2025 at the Redemption Price.

2.         Except as amended hereby, the Statement of Preferences remains in full force and effect.

3.         An original copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, The Gabelli Healthcare & WellnessRx Trust has caused these presents to be signed as of May 28, 2024 in its name and on its behalf by a duly authorized officer and attested by its Secretary. Said officers of the Trust have executed this amendment as officers and not individually, and the obligations and rights set forth in this amendment are not binding upon any such officers, or the trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

The Gabelli Healthcare & WellnessRx Trust

By:	/s/ John C. Ball
	Name:	John C. Ball
	Title:	President, Treasurer, and Principal Financial and Accounting Officer

ATTEST:

By:	/s/ Peter Goldstein
Name: Peter Goldstein Title: Secretary

[Signature Page – Gabelli Amendment to Statement of Preferences]